Exhibit (a)(10)

                    Addendum CONCERNANT LES salaries dont la
                      Residence fiscale se trouve en France

         Le present document constitue un resume general des consequences, en matiere de prelevements fiscaux et sociaux, de l'echange d'options existantes contre des options nouvelles dans le cadre de l'offre d'echange faite aux salaries de Niku France SAS ayant la qualite de residents fiscaux francais. Le resume ci-apres s'appuie sur la legislation fiscale francaise en vigueur a la date de l'offre. Cette legislation est susceptible d'evoluer dans les mois a venir, eventuellement de maniere retroactive. La description ci-apres ne traite pas de l'ensemble des questions fiscales qui pourraient etre pertinentes compte tenu de votre situation particuliere, et n'a pas vocation a s'appliquer integralement a l'ensemble des categories de titulaires d'options. La societe vous recommande de consulter votre conseiller fiscal pour determiner, sur la base de votre situation particuliere, les consequences fiscales de l'offre d'echange compte-tenu de la legislation du pays dans lequel vous vivez et travaillez.

         L'attribution des options nouvelles sera effectuee dans le cadre d'un plan annexe francais d'attribution d'options remplissant les conditions prevues aux articles L. 225-177 a L. 225-186 du Nouveau Code du commerce francais ; aux termes de ce plan annexe, le prix d'exercice de vos nouvelles options s'elevera a un montant qui ne pourra pas etre inferieur a 80 % de la valeur de marche moyenne des actions ordinaires de Niku Corporation pendant les 20 jours precedant la date d'attribution. Vous beneficierez d'avantages fiscaux dans la mesure ou vous satisferez aux conditions prevues par le plan annexe francais et aux obligations de declaration prevues par le droit francais.

         Si la difference entre la valeur de marche moyenne des actions ordinaires de Niku Corporation pendant les 20 jours precedant la date d'attribution, d'une part, et le prix d'exercice des options, d'autre part, est superieure a 5 % de cette valeur de marche moyenne, l'ecart (c'est-a-dire le montant excedant ces 5 %) sera considere comme un complement de salaire et impose selon le taux progressif. Ce taux peut atteindre 49,58 %, et s'applique a l'ecart, net de cotisations sociales. Votre employeur a l'obligation de prelever votre part de cotisations sociales, pour un montant environ egal a 22 % de l'ecart (y compris la contribution sociale generalisee, ou CSG, et la contribution au remboursement de la dette sociale, ou CRDS). Votre employeur sera egalement tenu d'acquitter sa part de cotisations sociales (environ 45 % de l'ecart). L'imposition sera declenchee par l'exercice des options.

         Lorsque vous vendrez les actions acquises en vertu du plan annexe francais, sous reserve que vos options soient demeurees eligibles, l'imposition de l'avantage tire de la levee de l'option (c'est a dire la difference entre le la valeur des actions a la date de la levee de l'option et le prix d'exercice) sera fonction de la duree ecoulee entre l'exercice de l'option et la vente des actions correspondantes.

         Le plan annexe prevoit que les options ne peuvent pas etre exercees avant qu'une periode de detention de 4 ans commencant a la date de la nouvelle attribution ne soit ecoulee. Par exemple, en vertu du plan annexe francais et de la legislation actuelle, vous ne pourrez pas exercer vos options, et donc vendre les actions acquises en vertu de l'offre d'echange, avant le 17 octobre 2007.

         Si vous vendez les actions immediatement apres l'expiration de cette periode de 4 ans ou si vous detenez les actions moins de deux annees apres la date d'exercice, l'avantage tire de la levee de l'option sera, a concurrence de 152 500 (euro), impose au taux de 40 % (30 % plus un impot special de 2 %, la CSG de 7,5 % et la CRDS de 0,5 %), la fraction excedentaire etant soumise a imposition au taux de 50 % (40 % plus un impot special de 2 %, la CSG de 7,5 % et la CRDS de 0,5 %). Vous pouvez egalement opter pour une imposition selon le bareme progressif. Si, apres l'expiration de la periode de detention de 4 annees, vous exercez les options et conservez les actions resultant de l'exercice pendant au moins deux ans, l'avantage tire de la levee de l'option sera impose au moment de la vente des actions au taux de 26 % pour les premiers 152 500 (euro) et au taux de 40 % pour la partie excedant 152 500 (euro).

         La difference entre le prix de vente des actions et leur valeur de marche a la date d'exercice est imposee au taux de 26 % (c'est-a-dire, 16 % d'impot sur le revenu, la CSG de 7,5 %, la CRDS de 0,5 % et un impot special de 2 %).

         L'imposition des plus-values aux taux respectifs de 40 %, 50 % et 26 % s'applique uniquement lorsque le total des produits bruts des ventes de titres au cours de l'annee consideree excede 15 000 (euro) pour vous-meme et pour les membres de votre foyer fiscal. Une fois ce seuil atteint, les plus-values sont imposables dans leur integralite.